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                                   EXHIBIT 11

                             SYNOVUS FINANCIAL CORP.

                            COMPUTATION OF NET INCOME
                                 PER COMMON SHARE
                      (In thousands, except per share data)
                                  (Unaudited)


                                                          Three Months Ended
                                                               March 31,

                                                           1996          1995
Primary                                                  -------       -------
- -------
Net income                                            $   29,627        24,070
                                                         =======       =======
Average common shares outstanding                        115,901       113,791
Average common shares added, assuming
       exercise of dilutive stock options                  1,582         1,281
                                                         -------       -------
Average common shares, as adjusted                       117,483       115,072
                                                         =======       =======

Primary net income per common share                   $     0.25          0.21
                                                         =======       =======
Fully Diluted
- -------------
Net income                                            $   29,627        24,070
Adjustments:
       Interest expense on subordinated debentures           ---            34
       Income tax effect on such interest expense            ---           (12)
                                                         -------       -------
Net income, as adjusted                               $   29,627        24,092
                                                         -------       -------

Average common shares outstanding                        115,901       113,791
Average common shares added, assuming
       exercise of dilutive stock options                  1,809         1,324
Average common shares to be issued, assuming
       conversion of subordinated debentures                 ---           453
                                                         -------       -------
Average common shares, as adjusted                       117,710       115,568
                                                         =======       =======

Fully diluted net income per common share             $     0.25          0.21
                                                         =======       =======
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